United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report:  October 12, 2004

NANO-PROPRIETARY, INC.
(Exact Name of Registrant as Specified in its Charter)

TEXAS
(State or Other Jurisdiction of Incorporation)

1-11602	76-0273345
(Commission File No.)	(I.R.S. Employer Identification No.)

3006 Longhorn Boulevard
Suite 107
Austin, Texas 78758
(Address of Principal Executive Offices)

512/339-5020
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On October 8, 2004, David R. Sincox, a Company Director, sold the initial shares pursuant to a pre-arrranged stock selling plan, intended to qualify for the safe harbor under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. This plan was adopted by Mr. Sincox, age 65, on May 17, 2004 in connection with retirement planning. Under the plan, up to 120,000 shares obtainable by Mr. Sincox pursuant to common stock options may be sold at specified market prices, subject to certain limitations. Sales pursuant to this plan, could have commenced on June 1, 2004, but minimum price levels were not attained until October 8, 2004. The plan will terminate on November 30, 2004. Mr. Sincox has informed us that any sale pursuant to this plan will comply with Rule 144, and Mr. Sincox has represented that he had no knowledge of any material non-public information regarding the company when he adopted the plan. All actual sales under this plan will be publicly disclosed under Rule 16a-3. In connection with these sales, Mr. Sincox will be exercising options at prices ranging from $0.375 to $1.50, and the Company will receive total proceeds of $101,250 related to the exercise of these options. Mr. Sincox has not adopted a plan related to 125,000 shares of common stock that he owns directly, or for 345,000 additional shares of common stock that he has the right to acquire pursuant to common stock options.

Except as may be required by law, we do not undertake to report plans by other officers or directors of the Company, nor to report modifications, terminations, transactions or other activities under the plans adopted by the director named above or the plan of any other officer or director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NANO-PROPRIETARY, INC.
By: /s/ Douglas P. Baker Douglas P. Baker, Chief Financial Officer

Dated: October 12, 2004